                                                                     EXHIBIT 8.1

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]




                                 June 26, 1998



ALEXANDRIA REAL ESTATE EQUITIES, INC.
135 North Los Robles Avenue
Suite 250
Pasadena, CA 91101


          Re:  Certain Federal Income Tax Considerations
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Ladies and Gentlemen:

          You have requested our opinion concerning certain Federal income tax considerations in connection with the offering for sale by Alexandria Real Estate Equities, Inc., a Maryland corporation ("ARE," and together with the subsidiary corporations, partnerships and limited liability companies in which ARE owns a direct or indirect interest, the "Company"), of shares of its Common Stock, par value $.01 per share, shares of its Preferred Stock, par value $.01 per share, and Warrants to purchase shares of its Common Stock or shares of its Preferred Stock, pursuant to the Registration Statement on Form S-3 (No. 333-56451) filed with the Securities Exchange Commission, as amended (the "Registration Statement")./1/

          ARE has provided to us and we have reviewed certain documents (collectively, the "Documents") that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) organizational documents of

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     /1/ Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement, as amended to date.

Alexandria Real Estate Equities, Inc.
June 26, 1998
Page 2

the entities comprising the Company, (ii) copies of certain leases, management contracts and other agreements, (iii) a certificate executed by duly appointed officers of ARE (the "Officer's Certificate") setting forth certain factual representations, and (iv) certain schedules, memoranda, financial information and other records.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

          Our opinion is based on the correctness of the following specific assumptions: (i) ARE will continue to be operated in accordance with the laws of the State of Maryland in the manner described in its organizational documents; (ii) there will be no changes in the applicable laws of the State of Maryland; and (iii) each of the representations contained in the Officer's Certificate is true, correct and complete. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer's Certificate and other Documents. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. We have, consequently, relied on ARE's representations that the facts and information presented in the Officer's Certificate and other Documents or otherwise furnished to us are true, correct, and complete.

          In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder by the Treasury Department (the "Regulations"), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Alexandria Real Estate Equities, Inc.
June 26, 1998
Page 3

          We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.


          Based on the foregoing, we are of the opinion that:

          1. Commencing with ARE's taxable year ended December 31, 1996, ARE has been organized and operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its actual method of operation through the date of this letter and its planned method of operation as represented in the Officer's Certificate will continue to enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 1998 and thereafter.

          2. The discussion in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS" is, in all material respects, a fair and accurate summary of the Federal income tax consequences of the purchase, ownership, and disposition of the Common Stock, subject to the qualifications set forth therein.

          Qualification and taxation as a REIT will depend upon ARE's continuing ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of ARE's operation for any one taxable year, if inconsistent with ARE's projected results, will be able to satisfy or will actually satisfy such requirements. We do not undertake to monitor whether the Company will, in fact, through actual operating results, satisfy the various qualification tests, and we express no opinion whether the Company will actually satisfy these various qualification tests in the future.

          Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

Alexandria Real Estate Equities, Inc.
June 26, 1998
Page 4

          This opinion is intended for the exclusive use of the addressee hereto and the shareholders of ARE and, except as expressly set forth herein, it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP